CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated November 4, 2002, incorporated in this Registration Statement by reference, to the Putnam U.S. Government Income Trust and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

                                                       KPMG LLP
Boston, Massachusetts
November 18, 2002